Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

September 16, 2025

Forward Industries, Inc.

700 Veterans Memorial Hwy. Suite 100

Hauppauge, New York 11788

Attention: Michael Pruitt, CEO

Re: Registration Statement on Form S-3

Dear Mr. Pruitt:

We have acted as counsel for Forward Industries, Inc., a New York corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the offering from time to time, pursuant to Rule 415 promulgated thereunder of shares of:

•	the Company’s common stock (the “Common Stock”), par value $0.01 per share (the “Shares”),

•	shares of preferred stock, par value $0.01 per share (the “Preferred Stock”),

•	depositary shares (the “Depository Shares”),

•	warrants to purchase shares of Common Stock or Preferred Stock (the “Warrants”),

•	subscription rights (the “Rights”) to purchase Common Stock, Preferred Stock or other securities;

•	stock purchase contracts (the “Purchase Contracts”) to purchase shares of Common Stock or Preferred Stock; and

•	units comprised of one or more of the foregoing (the “Units”).

The Common Stock, the Preferred Stock, the Depository Shares, the Warrants, the Rights, and the Purchase Contracts are collectively referred to as the “Securities.” The offering of the Securities will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as supplemented by one or more supplements to the Prospectus.

The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and the warrant agent party thereto (the “Warrant Agent”). The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”). The Rights will be issued pursuant to one or more rights agreements (each, a “Rights Agreement”) to be entered into between the Company and the right holder party thereto (the “Right Holder”). The Stock Purchase Contracts are to be issued pursuant to one or more purchase contract agreements by and between the Company and a purchase contract agent. The Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the unit agent party thereto (the “Unit Agent”). The Certificate of Designation, Warrant Agreement, Rights Agreement, and Unit Agreement are hereinafter referred to as the “Securities Documents”.

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We have also acted as counsel to the Company in connection with the sale through Cantor Fitzgerald & Co. as sales agent (the “Sales Agent”), from time to time by the Company of shares of Common Stock (the “ATM Shares”) having an aggregate offering price of up to $4,000,000,000 pursuant to the Registration Statement, the prospectus (the “Base Prospectus”), and the related prospectus for the sale of the ATM Shares included in the Registration Statement (the Base Prospectus and such prospectus, collectively, the “ATM Prospectus”), and that certain ATM Sales Agreement, dated as of September16, 2025, between the Company and the Sales Agent (the “ATM Sales Agreement”).

Item 601 of Regulation S-K and the instructions to Form S-3 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement if the securities are original issue shares. Our opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined and are familiar with the following:

a.	The Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended and restated through the date hereof (the “Certificate of Incorporation” and “Bylaws”, respectively).

b.	The Registration Statement.

c.	The Prospectus.

d.	Such other records, instruments, documents, and certificates as we have deemed advisable in order to render such opinion.

In such examination, we have assumed:

a.	The genuineness of all signatures.

b.	The legal capacity of all natural persons.

c.	The authenticity of all documents submitted to us as originals.

d.	The conformity to original documents of all documents submitted to us as copies.

e.	As to matters of fact, the truthfulness of the representations made in the Securities Documents and in certificates of public officials and officers of the Company.

f.	That each of the Securities Documents, when executed, will be the legal valid and binding obligations of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

g.	That:

A.	The issuance and delivery by the Company of the Securities and the execution, delivery and performance by the Company of the Securities Documents do not and will not:

i.	Contravene its Certificate of Incorporation or Bylaws;

ii.	Do not and will not, except with respect to Applicable Law, violate any law, rule, or regulation applicable to it; or

iii.	Result in any conflict with, or breach of, any agreement or document binding on the Company or any of its subsidiaries.

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B.	Except with respect to Applicable Law, no authorization, approval or other action by, and no notice to or wiling with, any governmental authority or regulatory body or any other third party for the due execution, delivery or performance by the Company of any Securities Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been obtained, taken, given, or made and is in full force and effect.

h.	At the time of the offering or sale, the Securities and the Securities Documents relating thereto will have been specifically authorized by the Board of Directors of the Company or an authorized committee thereof for issuance and execution and delivery by the Company.

i.	Any Securities issuable upon conversion, exchange or exercise of any Security being offered will, at the time of such offering or sale, have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

j.	With respect to the issuance and sale of any Depository Shares, the terms will not to violate any Applicable Law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the depositary receipts evidencing the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Shares and the deposit agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Depositary Shares covered by the opinion in this paragraph include any Depositary Shares that may be issued as part of the Units or upon exercise or otherwise pursuant to the terms of any other Securities.

k.	With respect to the issuance and sale of any Warrants, (i) the related Warrant Agreement will have been duly executed and delivered by the Company and the Warrant Agent, and (ii) the Warrants, when issued, will be executed, countersigned by the Warrant Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Warrant Agreement.

l.	With respect to the issuance and sale of any Rights, (i) the related Rights Agreement will have been duly executed and delivered by the Company and the Right Holder, and (ii) the Rights Agreement, when issued, will be executed, countersigned by the Right Holder, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Rights Agreement.

m.	With respect to the issuance and sale of any Purchase Contracts, when the terms will not violate any Applicable Law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Purchase Contracts will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Purchase Contracts covered by the opinion include any Purchase Contracts that may be issued as part of the Units or upon exercise or otherwise pursuant to the terms of any other Securities.

n.	With respect to the issuance and sale of any Units, (i) the related Unit Agreement will have been duly executed and delivered by the Company and the Unit Agent, and (ii) the Units, when issued, will be executed, countersigned by the Unit Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Unit Agreement.

o.	That the Registration Statement shall have become effective and such effectiveness shall not have been terminated or withdrawn.

p.	That all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;

We have not independently established the validity of the foregoing assumptions.

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Based upon and subject to the foregoing and such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Shares will be validly issued, fully paid, and non-assessable.

2.	The Preferred Stock will be validly issued, fully paid, and non-assessable.

3.	The Depository Rights will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the depository agreement.

4.	The Warrants will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the Warrant Agreement.

5.	The Rights will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the Rights Agreement.

6.	The Purchase Contracts will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms under the Purchase Contract.

7.	The Units will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Unit Agreement.

8.	The ATM Shares to be sold by the Company have been duly authorized and, assuming the terms of any sale of the ATM Shares pursuant to the ATM Sales Agreement are approved by the Company’s Board of Directors or a duly authorized committee thereof, when issued and delivered by the Company and paid for pursuant to the ATM Sales Agreement, the ATM Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument, Securities or Securities Document may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles. With respect to Securities denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

Our opinions expressed above are limited to the New York Business Corporation Law and laws of the State of New York, in each case as currently in effect (collectively, “Applicable Law”), and we express no opinion with respect to federal securities laws or the state of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, the Securities Documents, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

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